Exhibit 99.1

Contacts:

Investor Relations: Carl Nicola

212 582-1212

cnicola@nwhinc.com

For Immediate Release

NWH COMPLETES MERGER WITH INGENIX

NEW YORK, NY. (August 9, 2006) – NWH, Inc. (Nasdaq: NWIR) (NWH), the parent company of health care payer services organization Electronic Network Systems, Inc. (ENS), announced that the merger with Ingenix, Inc. (Ingenix), a leading health information company and a subsidiary of UnitedHealth Group (NYSE: UNH), was completed prior to the open of business today. NWH is now a wholly-owned subsidiary of Ingenix.

NWH and Ingenix entered into a definitive agreement on May 25, 2006, under which NWH stockholders receive $18.24 per share in cash.

About Ingenix

Ingenix, a wholly-owned subsidiary of UnitedHealth Group (NYSE: UNH), provides products and services to a diverse customer base within the health care community. Organizations rely on its innovative technology to improve the delivery and operations of their business. More information about Ingenix and its products and services can be obtained at http://www.ingenix.com.

About NWH, Inc. and Electronic Network Systems, Inc.

NWH, Inc., a holding and strategic resource company, owns and operates Electronic Network Systems, Inc. (ENS), which offers Internet and e-commerce connectivity between thousands of health care providers such as physicians, hospitals, clinics, practice management software vendors and third-party commercial payers. More information about ENS and its products and services can be obtained at http://www.enshealth.com.

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Safe Harbor Statement

Certain statements contained in this press release, including, without limitation, statements containing the words “believes,” “anticipates,” “expects” and words of similar import, constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases, regarding NWH’s financial and business prospects and capital requirements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of NWH, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the fact that completion of the merger is dependent upon, among other things, receipt of stockholder approvals, the timing of which cannot be predicted with precision and which may not be received at all. A further list and description of some of these risks and uncertainties can be found in NWH’s reports filed with the Securities and Exchange Commission from time to time, including NWH’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Given these uncertainties, undue reliance should not be placed on such forward-looking statements. NWH disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

Additional information on these and other factors are contained in NWH’s reports filed with the Securities and Exchange Commission (SEC), including NHW’s Annual Report on Form 10-K as filed with the SEC on December 30, 2005, copies of which are available at the website maintained by the SEC at http://www.sec.gov. NWH assumes no obligation to update the forward-looking statements included in this press release.

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